Exhibit 10.1(e)

SPANSION INC.

2010 EQUITY INCENTIVE AWARD PLAN

French Sub-Plan – Options

This sub-plan (the “Sub-Plan”) provides for a certain number of conditions or definitions which will apply to the Options to purchase shares of common stock (“Stock”) of Spansion Inc. (the “Company”) granted to employees of a French Subsidiary, under the Spansion Inc. 2010 Equity Incentive Award Plan (the “Plan”), and the Sub-Plan.

The additional terms and conditions provided for by the Sub-Plan are specific to the Eligible Employees (as defined below) of a French Subsidiary, so long as it is a related company of the Company only, and do not affect the rights afforded to any other Participant who is granted Options under the Plan. The additional terms and conditions provided for by the Sub-Plan also do not affect the terms of the Plan itself for purposes of compliance with U.S. tax and securities laws.

Unless otherwise defined herein, the terms defined in the Plan and in the agreement evidencing an Option shall have the same defined meaning in the Sub-Plan.

The provisions of this Sub-Plan shall form an integral part of the Plan and the Options granted to the Eligible Employees shall consequently be governed by the provisions of the Plan and of this Sub-Plan. The provisions of the Plan shall remain applicable insofar as they do not contradict the provisions of the Sub-Plan.

I.	DEFINITIONS

Eligible Employee means any person employed by a French Subsidiary under the terms of a written or oral employment agreement, and who does not own, on the applicable Grant Date, Stock representing more than 10% of the issued equity securities of the Company.

French Subsidiary means each subsidiary of the Company organized under the laws of France which the Company may designate as a French Subsidiary under the Plan.

Grant Date means the date on which the Committee makes the determination granting the Options to an Eligible Employee and determines the number of Options granted, and the Exercise Price.

Average Trading Price means eighty percent (80%) of the average of the closing sales price for a share of Common Stock as quoted on any stock exchange or national market system during the twenty market trading days prior to the Grant Date.

II.	SPECIFIC CONDITIONS APPLYING TO OPTIONS GRANTED TO ELIGIBLE EMPLOYEES UNDER THIS SUB-PLAN

1.	Options may only be granted to Eligible Employees as defined above, and Eligible Employees can only be granted Options under the Plan.

2.	If the Common Stock is listed on any established stock exchange or a national market system, Options cannot be granted (i) during the ten trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are first released to the public, and (ii) during a period (x) starting from the date on which the Board or any committee thereof become aware of any information which, if published, could significantly affect the Company’s market price and (y) ending at the close of the tenth trading session following the publication of the information.

3.	If the Common Stock is listed on any established stock exchange or a national market system, then no Option may be granted less than twenty trading sessions after a dividend is declared on the Common Stock.

4.	The per share exercise price of the Option shall be the Fair Market Value of a share of Common Stock on the Grant Date as determined under the terms of the Plan. However, (i) if the Common Stock is listed on any established stock exchange or a national market system, or regularly quoted by a recognized securities dealer, but the selling prices are not reported, Fair Market Value as determined under the Plan is less than the Average Trading Price, then the exercise price shall automatically be increased to the Average Trading Price, and (ii) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator in connection with the last price involving the issuance or sale of shares of the Company, unless otherwise decided by the Board by a well-founded decision, and in consideration of applicable laws and regulations.

5.	The Common Stock acquired as a result of the exercise of all or part of the Option cannot be transferred by the Eligible Employee before the expiration of a four-year period which shall start running as from the Grant Date.

The Common Stock acquired as a result of the exercise of the Option may, however, be immediately transferred upon the occurrence of one of the events referred to under Article 91-bis of appendix II to the French General Tax Code, i.e., the dismissal or retirement forced by an employer once the Eligible Employee has accrued his/her pension rights, invalidity or death of the Eligible Employee. In case of dismissal or retirement forced by the employer, the exception to the non-transferability deadline of the Stock shall be subject to the condition that the Option shall have been exercised at least three months before the dismissal or the retirement forced by the employer.

6.	The exercise price of the Option shall be determined on the Grant Date of the Option to the Eligible Employee and cannot be modified in any way. However, the exercise price and/or the number of Options awarded may be adjusted upon the occurrence of certain transactions as set forth in Section 14.2 of the Plan. In such a situation, any adjustment made to the exercise price and/or the number of Options awarded under this Sub-Plan, shall not provide more advantages to the Eligible Employee than those which would result from any adjustments that would be made in accordance with the provisions of Article L 225-181 of the French business code (Code de Commerce).

7.	The consideration to be paid for the Common Stock to be issued upon exercise of an Option may consist of cash or its equivalent.

8.	The Options may neither be assigned nor transferred. The Options may nevertheless be transferred to the heirs of the Eligible Employee and exercised by them within a period of six months following the death of such Eligible Employee.

Spansion Inc.

By:

Its:

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